Exhibit 10.3

Prepared 5-14-02

MADISON COUNTY BANK

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is adopted this 15th day of May, 2002, by and between MADISON COUNTY BANK, a Federal Mutual Savings Bank located in Madison, Nebraska (the “Company”), and DAVID J. WARNEMUNDE (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets. To reward the Executive for past performance and service to the Company, four years of accruals shown as a rollover balance on Schedule A shall be accrued on the Effective Date.

AGREEMENT

The Company and the Executive agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company’s outstanding voting common stock followed within twelve (12) months by the Executive’s Termination of Employment for reasons other than death, Disability or retirement.

1.2           “Code’“ means the Internal Revenue Code of 1986, as amended.

1.3           “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.4           “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability or following a Change of Control.

1.5           “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.6           “Effective Date” means December 31, 2001.

1.7           “Normal Retirement Age” means the Executive’s 59th birthday.

1.8           “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.9           “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on December 31, 2002.

1.10         “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

Article 2
Lifetime Benefits

2.1           Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1        Amount of Benefit. The annual benefit under this Section 2.1 is $100,000 (One Hundred Thousand Dollars). The Company’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

2.1.2        Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for a period of 15 years.

2.1.3        Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company’s Board of Directors, at its sole discretion, may increase the benefit.

2.2           Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by vesting the Executive in 100 percent of the Accrual Balance. An increase in the annual benefit under Section 2.1.1 shall require the recalculation of the Early Termination benefit on Schedule A. This benefit is determined by calculating a 15-year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of 8.0 percent, compounded monthly.

2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment, paying the annual benefit to the Executive for a period of 15 years.

2.3           Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1           Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100 percent of the Accrual Balance. An increase in the annual benefit under Section 2.1.1 shall require the recalculation of the Disability benefit on Schedule A. This benefit is determined by calculating a 15-year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of 8.0 percent, compounded monthly.

2.3.2           Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment, paying the annual benefit to the Executive for a period of 15 years.

2.3.3           Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

2.4           Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1           Amount of Benefit. The benefit under this Section 2.4 is the Change of Control Annual Benefit set forth on Schedule A for the Plan Year in which Termination of Employment occurs, determined by vesting the Executive in the Normal Retirement Benefit described in Section 2.1.1. An increase in the annual benefit under Section 2.1.1 shall require the recalculation of the Change of Control benefit on Schedule A.

2.4.2           Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment, paying the annual benefit to the Executive for a period of 15 years.

2.4.3           Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

Article 3
Death Benefits

3.1           Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1           Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2           Payment of Benefit. The Company shall pay the annual benefit to the Executive’s beneficiary in 12 equal monthly installments commencing within one year following the Executive’s death, paying the annual benefit to the Executive’s beneficiary for a period of 15 years.

3.2           Death During Payment of a Lifetime Benefit. If the Executive dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3           Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences. If the Executive is entitled to a Lifetime Benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4
Beneficiaries

4.1           Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2           Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5
General Limitations

5.1           Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

5.2           Competition After Termination of Employment. The Company shall not pay or continue to pay any benefit under this Agreement if the Executive, within two years of Termination of Employment and without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of the Executive’s Termination of Employment or retirement. This section shall not apply following a Change of Control.

Article 6
Claims and Review Procedure

6.1           Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (“claimant”) shall make a claim for such benefits as follows:

6.1.1           Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2           Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3           Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2           Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1           Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2           Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3           Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4           Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5           Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial:
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Article 8
Miscellaneous

8.1           Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2           No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4           Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5           Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6           Applicable Taw. The Agreement and all rights hereunder shall be governed by the laws of the State of Nebraska, except to the extent preempted by the laws of the United States of America.

8.7           Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8           Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9           Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)	Establishing and revising the method of accounting for the Agreement;
(b)	Maintaining a record of benefit payments;
(c)	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

8.10         Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company consent to this Agreement.

EXECUTIVE:	COMPANY:

MADISON COUNTY BANK

/s/ David J. Warnemunde	By	/s/ Brenda Borchers
David J. Warnemunde
	Title	Vice President/Cashier

FIRST AMENDMENT
TO THE
MADISON COUNTY BANK
SALARY CONTINUATION AGREEMENT
DATED MAY 15, 2002
FOR
DAVID J. WARNEMUNDE

THIS FIRST AMENDMENT is adopted this 3rd day of July, 2007, effective as of January 1, 2005, by and between Madison County Bank, a nationally-chartered savings association located in Madison, Nebraska (the “Company”), and David J. Warnemunde (the “Executive”).

The Company and the Executive executed the Salary Continuation Agreement on May 15, 2002 effective as of December 31, 2001 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.7 of the Agreement shall be deleted in its entirety and replaced by the following:

1.7      “Normal Retirement Age” means the Executive’s 62nd birthday.

The following Section 1.9a shall be added to the Agreement immediately following Section 1.9:

1.9a
“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, as determined by the plan administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

Section 1.10 of the Agreement shall be deleted in its entirety and replaced by the following:

1.10
“Termination of Employment” means the termination of the Executive’s employment with the Company for reasons other than death. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A change in the Executive’s employment status will not be considered a Termination of Employment if:

(a)
the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

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(b)
the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

The Executive’s employment relationship will be treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Executive’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Termination of Employment will be deemed to have occurred as of the first date immediately following such six (6) month period

Sections 2.13 and 2.3.3 of the Agreement shall be deleted in their entirety.

The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.3:

2.5
Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment, the provisions of this Section 2.5 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Employment occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.6
Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Executive may petition the plan administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Executive’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)
must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

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(c)	must take effect not less than twelve (12) months after the election is made.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7
Amendments and Termination

7.1
Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2
Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)( A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

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the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

The following Section 8.11 shall be added to the Agreement immediately following Section 8.10:

8.11	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this First Amendment.

Executive:	Madison County Bank

/s/ David J. Warnemunde	By	/s/ Brenda Borchers
David J. Warnemunde	Title	Vice President/Cashier

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SECOND AMENDMENT
TO THE
MADISON COUNTY BANK
SALARY CONTINUATION AGREEMENT
DATED MAY 15, 2002
AND AMENDED JULY 18, 2007
FOR
DAVID J. WARNEMUNDE

THIS SECOND AMENDMENT is adopted this 22nd day of April, 2008, by and between Madison County Bank, a nationally-chartered savings association located in Madison, Nebraska (the “Company”), and David J. Warnemunde (the “Executive”).

The Company and the Executive executed the Salary Continuation Agreement on May 15, 2002, effective as of December 31, 2001, and a First Amendment on July 18, 2007, effective as of January 1, 2005 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of increasing the Normal Retirement Benefit for each year the Executive remains an active employee of the Company between Normal Retirement Age and age sixty seven (67). Therefore, the following changes shall be made:

Section 2.1.1 of the Agreement shall he deleted in its entirety and replaced by the following:

2.1.1
Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Thousand Dollars ($100,000).  For each complete Plan Year from Normal Retirement Age until age sixty seven (67) that the Executive does not suffer a Termination of Employment, the annual benefit shall be increased from the previous Plan Year according to the following schedule:

Age	Percent Increase
57-62	5%
63-65	4%
66-67	3%

In the Plan Year in which the Executive attains age sixty seven (67), he shall get credit for the full Plan Year upon his sixty-seventh (67th) birthday.  The Company’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this Second Amendment.

Executive:	Madison County Bank

/s/ David J. Warnemunde	By	/s/ Brenda Borchers
David J. Warnemunde	Title	Vice President/Cashier

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